Exhibit 5.1

December 17, 2019

Coca-Cola FEMSA, S.A.B. de C.V.

Calle Mario Pani 100

Colonia Santa Fe Cuajimalpa

Alcaldía Cuajimalpa de Morelos

México, D.F. 05348

Re:     Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Distribuidora y Manufacturera del Valle de Mexico, S. de R.L. de C.V., Yoli de Acapulco, S. de R.L. de C.V., and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (the “Guarantors”), each a variable capital limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities (the “Debt Securities”) of the Company guaranteed by the Guarantors (the “Subsidiary Guarantees”). The Debt Securities and Subsidiary Guarantees are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

Coca-Cola FEMSA, S.A.B. de C.V., p. 2

Unless otherwise provided in a prospectus supplement forming part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities and the Subsidiary Guarantees are to be issued pursuant to an indenture, dated as of February 5, 2010, between the Company and The Bank of New York Mellon, as trustee, security registrar, paying agent and transfer agent (the “Trustee”) (as amended and supplemented by the First Supplemental Indenture dated as of February 5, 2010, among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent, the Second Supplemental Indenture dated as of April 1, 2011, among the Company, Propimex, S. de R.L. de C.V., and the Trustee, the Third Supplemental Indenture dated as of September 6, 2013 among the Company, the Trustee, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., and Yoli de Acapulco, S.A. de C.V., the Fourth Supplemental Indenture dated as of October 13, 2013 among the Company, the Trustee, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., and Yoli de Acapulco, S.A. de C.V., the Fifth Supplemental indenture dated as of November 26, 2013, among the Company, the Trustee, the Bank of New York Mellon SA/NV, Dublin Branch, as Irish paying agent, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., and Yoli de Acapulco, S.A. de C.V., the Sixth Supplemental Indenture, dated as of January 21, 2014 among the Company, the Trustee, the Bank of New York Mellon SA/NV, Dublin Branch, as Irish paying agent, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., and Yoli de Acapulco, S.A. de C.V., and the Seventh Supplemental Indenture dated as of November 23, 2015 among the Company, the Trustee, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., and Yoli de Acapulco, S.A. de C.V. (the “Base Indenture”), as may be amended and supplemented by supplemental indentures (the Base Indenture, as so amended and supplemented, the “Indenture”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	an executed copy of the Base Indenture (including a form of Debt Security included therein), filed as an exhibit to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Coca-Cola FEMSA, S.A.B. de C.V., p. 3

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Debt Securities will conform to the forms thereof that we have reviewed and (iii) that the Subsidiary Guarantees will be substantially as described in the Registration Statement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

The Debt Securities to be issued under the Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.

The Subsidiary Guarantees to be issued under the Indenture, when issued and granted by the Guarantors in the manner contemplated in the Registration Statement, will be valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantors regarding matters of the federal law of the United States of America or the law of the State of New York) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) a prospectus supplement and any term sheet will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (ii) all Securities will be offered, issued, granted, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and in the manner contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iii) the Registration Statement will be effective and will comply with all applicable laws at the time any Securities are offered, issued, granted, sold or delivered as contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iv) the terms of all Debt Securities and the Subsidiary Guarantees will conform to the forms thereof contained in the Base Indenture, and the terms of all Securities will not violate any applicable law or conflict with any matter of public policy in New York, result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors, as the case may be, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors, as applicable, (v) the Securities will be offered, issued, granted, sold and delivered to,

Coca-Cola FEMSA, S.A.B. de C.V., p. 4

and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will duly authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Debt Securities, (vii) the Company has duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Base Indenture, the supplemental indenture and any other agreement necessary with respect to the Securities or contemplated by such Securities and will take any other appropriate additional corporate action, (viii) the Guarantors have duly authorized, or will duly authorize, execute and deliver, as applicable, the offering and issuance of the Subsidiary Guarantees and will duly authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Subsidiary Guarantees, (ix) the Guarantors has duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Base Indenture, the supplemental indenture, and any other agreement necessary with respect to the Subsidiary Guarantees or contemplated by such Subsidiary Guarantees and will take any other appropriate additional corporate action, and (x) if issued in certificated form, the certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and if issued in book entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in numbered paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that the designation in Section 115 of the Base Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Debt Securities or the Base Indenture is (notwithstanding the waiver in Section 115) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of Section 1009 of the Base Indenture, providing for indemnification by the Company and the Guarantors of the Trustee and the holders of the Debt Securities against any loss in obtaining the currency due to the Trustee or such holders of the Debt Securities from a court judgment in another currency.

Coca-Cola FEMSA, S.A.B. de C.V., p. 5

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

Coca-Cola FEMSA, S.A.B. de C.V., p. 6

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any prospectus supplement related thereto as counsel for the Company and the Guarantors who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Duane McLaughlin
Duane McLaughlin, a Partner